Exhibit 10.8

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of October 1, 2023 (the “Effective Date” of this Agreement), by and between EMulate Therapeutics, Inc., a Washington corporation (formerly known as Nativis, Inc., the “Company”), and Chris E. Rivera (“Employee”), to amend and restate in its entirety the prior Amended and Restated Employment Agreement relating to the employment of Employee by the Company (the “Prior Agreement”) entered into by the Company and Employee as of April 27, 2016. The term “Parties” as used in this Agreement means the Company and Employee and the term “Party” means the Company or Employee, as the context requires.

In consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment

The Company will employ Employee during the Employment Period as its President and Chief Executive Officer.

2. Employment Period

The term of Employee’s employment under this Agreement (the “Employment Period”) commenced on January 1, 2016, and will end upon Employee’s termination. The employment of Employee will not be terminated by the Company other than in accordance with Section 10 of this Agreement.

3. Duties

Employee will perform the duties and exercise the powers as the President and Chief Executive Officer of the Company, as well as any additional duties and powers which the Board of Directors of the Company may reasonably and properly assign to him. Employee will attend and participate in meetings of the Board of Directors of the Company, and of its Committees as may be requested from time to time by any such Committee.

4. Extent of Services

Employee will devote substantially all of his business time, attention and effort to the business and affairs of the Company and its affiliates. Employee may, with the consent of the Board of Directors, participate in other businesses as an outside director or investor, provided that Employee will not actively participate in the operation or management of such businesses unless, in the Board of Directors’ sole determination, there is no conflict of interest or potential perception of a conflict of interest with the Company’s business.

5. Salary

During the period from the Effective Date through June 30, 2022, the Company will pay Employee, in accordance with its normal payroll practices in monthly or semi-monthly increments, a monthly salary at an initial rate of $15,708.33, which is equal to an annual salary of $188,500.00. From and after June 30, 2022, the Company will pay Employee, in accordance with its normal payroll practices in monthly or semi-monthly increments, a monthly salary at an initial rate of $73,475.00, which is equal to an annual salary (“Base Salary”) of $881,700.00. From and after the effective date of the Company’s initial public offering, the Company will pay Employee, in accordance with its normal payroll practices in monthly or semi-monthly increments, a monthly salary at an initial rate of $29,166.66, which is equal to an annual salary (“Base Salary”) of $350,000.00. During the Employment Period, Base Salary will be reviewed at least annually by the Board of Directors or the Compensation Committee of the Board of Directors (“Compensation Committee”) and will be increased annually in a percentage amount as determined by the Board of Directors or the Compensation Committee, if the power to effect such increase has been delegated by the Board of Directors to the Compensation Committee. Base Salary will not at any time be reduced without the prior written consent of Employee.

6. Annual Incentive Bonus (STI); Equity Awards

6.1 Within sixty (60) days following each February 1 during the Employment Period, Employee will identify in writing to the Board of Directors the goals he expects to achieve with respect to the Company during the employment year beginning on the Effective Date or such relevant anniversary date. Such goals as are approved by the Board of Directors are referred to in this Agreement with respect to each employment year as “Annual Goals” for such relevant employment year. Promptly following the end of each employment year, Employee and the Board of Directors will review Employee’s performance with respect to achieving the Annual Goals for such employment year, and Employee will receive a cash bonus (STI) to the extent Employee has achieved his Annual Goals (in addition to his Base Salary for such employment year). The target for Employee’s annual cash bonus (STI) for any employment year will be 100% of his Base Salary for such year. Base Salary and any such cash bonus (STI) together will constitute “Total Salary” for the relevant employment year.

6.2 Employee will receive an annual award of a stock option to purchase or of RSUs to receive shares of the Company’s common stock. The number of common shares to be included in such option will be determined by the Board based on Employee’s achievement of his Annual Goals, and 100% of shares awarded under any stock option will be vested as of the date of grant of such option. The price for each common share subject to the option will be equal to the fair market value per share for the Company’s common stock at the time the option is granted, as determined by the Board of Directors, and the period in which Employee may exercise such option will be for seven (7) years after the date of grant thereof.

6.3 The stock options and RSUs referred to in this Section 6 will be evidenced by and subject to all the terms and conditions set forth in the stock option grant notice, the stock option agreement, and the RSU Agreement, as the case may be, related thereto and the Company’s Amended and Restated 2016 Equity Incentive Plan (as amended or superseded from time to time).

7. Benefits

Employee will be entitled to participate in the Company’s benefit plans both for salaried employees and for officers, including without limitation any supplemental disability plan for executive employees, any supplemental death benefit plan for executive employees, the Company’s medical, disability and life insurance programs, the Company’s 401(k) plan and qualified retirement plans (if any), matching Company contributions with respect to such plans, any deferred compensation plan, any supplemental executive retirement plan and the like, in accordance with their terms, each of which may be amended from time to time, and any other benefit plans now or hereafter available to the Company’s senior executives and officers. The Company will provide Employee with medical, life and disability insurance benefits, and other benefits, with terms and provisions substantially as favorable to Employee as those provided to senior executives and officers of the Company. The Company may prospectively amend, eliminate or add to these insurance and benefit programs at any time, in its sole discretion. Employee will be entitled to paid time off in accordance with Company policies for senior executives and officers.

8. Severance

8.1 Severance Payment. If Employee’s employment terminates (whether by the Company or by Employee) for any reason except termination by the Company for Cause, then, subject to the terms and conditions of Sections 8.2, 8.3 and 8.4, Employee will be entitled to receive severance equal to his Total Salary (“Severance Payment”). Payment of the Severance Payment will be subject to the effective and irrevocable execution by Employee and the Company of a full settlement agreement and mutual release of claims, in form and substance satisfactory to each of Employee and the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the Employee’s termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Interest on the unpaid balance of the Severance Payment will accrue commencing on the date of the termination of Employee’s employment at a rate equal to ten percent (10%) per annum, calculated based on a 365-day year and the actual number of days elapsed.

8.2 Taxes. All severance payments due to Employee under this Section 8 will be subject to applicable tax reporting and withholdings and, except for the employer portion of any employment taxes, payment of taxes on the payments set forth hereunder will be the full and sole responsibility of the Employee.

8.3. IRC Section 280G Matters. In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and but for this Section 8.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s severance payments and benefits under this Agreement will be payable either:

(a) in full, or

(b) as to such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The professional firm engaged by the Company or its successor, as relevant, for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company or its successor, as relevant, is serving as accountant or auditor for the acquiring company, the Company or its successor, as relevant, will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company or its successor, as relevant, will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company or its successor, as relevant, and Employee will furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company or its successor, as relevant, and Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company or its successor, as relevant, and Employee.

8.4 Compliance with Section 409A of the Code.

(a) Limitation. Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) will be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service will be paid to Employee before the date which is the earlier to occur of: (i) the date that is six months and one day after the effective date of Employee’s separation from service, and (ii) the date of the Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Employee a lump sum amount equal to the sum of the payments upon separation from service that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 8.4, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth herein. No interest will be due on any amounts so deferred.

(b) Tax Interpretation. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. However, neither the Company nor its successor, as relevant, guarantees any particular tax effect under Section 409A for income provided to Employee pursuant to this Agreement. Except for the Company’s, or its successor’s, as relevant, responsibility to withhold and remit applicable income and employment taxes from compensation paid or provided to Employee, neither the Company nor its successor, as relevant, will be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(c) Reimbursements. For the avoidance of doubt, if any reimbursements payable to Employee are subject to the provisions of Code Section 409A: (i) to be eligible to obtain reimbursement for such expenses Employee must submit expense reports in accordance with the Company’s reimbursement policy, (ii) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (iii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iv) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

9. Pro Ration of Incentives

The incentives accruing to Employee under Section 8 will all accrue on a monthly basis rather than requiring completion of each full year of continued employment in order for Employee to receive any incentive credit for that year.

10. Termination

10.1 Termination for Cause. The Company, acting through the Board of Directors, may terminate Employee’s employment for Cause. For the purposes of this Agreement, “Cause” will mean a finding by the Board of Directors that Employee willfully engaged in illegal or grossly wrongful misconduct that results in financial detriment materially and demonstrably injurious to the Company. No act on Employee’s part will be considered “willful” unless he has acted with an absence of good faith and without a reasonable belief that his action was in or not opposed to the interests of the Company. Employee will have the opportunity to appear before the Board of Directors within sixty (60) days, with legal representation if he so chooses, to present arguments and evidence on his own behalf intended to reverse the Board of Directors’ findings regarding termination for Cause. If the Board of Directors generally fails to comply with the provisions of this Section 10.1, any termination of employment by the Company will be deemed a termination without Cause for all purposes of this Agreement.

10.2 Termination without Cause. Either the Company or Employee may, at its or his option and at any time, terminate the Employee’s employment without Cause. In case of such termination, Employee will be entitled to the payments and benefits provided for in Section 8 of this Agreement.

10.3 Death or Disability. In the event of termination of Employee’s employment pursuant to his death or Disability, Employee or his estate will be paid his Total Salary earned through the date of such termination, his annual incentive bonus for the employment year during which such termination occurs pro-rated through the date of termination and severance benefits provided for in Section 8 of this Agreement, and all other benefits and payments provided for under this Agreement. “Disability” means a physical or mental condition which, in the opinion of a physician appointed by the Board of Directors, renders Employee unable or incompetent to carry out his material job responsibilities or the material duties to which Employee was assigned at the time the disability was incurred, which has lasted for at least three months and which, in the opinion of the physician appointed by the Board of Directors, is expected to last for a duration in excess of six (6) months.

10.4 Termination with Good Reason. If at any time following the Effective Date Employee terminates his employment with Good Reason by providing written notice of such termination to the Company, Employee will be entitled to the same payments and benefits provided for in Section 8 of this Agreement. For purposes of this Agreement, “Good Reason” will mean the occurrence of one or more of the following events, written notice of which has been provided by Employee to the Company and which Company has not cured within thirty (30) days following receipt of such notice:

(a) the assignment to Employee of any duties inconsistent with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility as contemplated by Sections 1 and 3 or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(b) any failure by the Company to comply with the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(c) the Company’s requiring Employee to be based at any location other than its corporate headquarters or relocating the corporate headquarters more than fifty (50) miles from Bellevue, Washington; or

(d) any failure by the Company to assign this Agreement to a successor to the Company or the failure of a successor to explicitly assume and agree in writing to be bound by this Agreement.

A reasonable determination by Employee that any of the foregoing events has occurred and constitutes Good Reason will be conclusive and binding for all purposes if the Company has not cured the situation giving rise to, or has eliminated, the Good Reason event within the thirty-day period following the Company’s receipt of Employee’s written notice thereof.

11. Change of Control

11.1 Change of Control. The Board of Directors, in the exercise of its responsibility to serve the best interests of the shareholders of the Company, may at any time consider a merger or acquisition proposal that could result in a Change of Control of the Company. In order to avoid any adverse effect on Employee’s performance under this Agreement that might be caused by uncertainties concerning his tenure and treatment by the Company in the event of such a Change of Control, the Company has agreed to provide certain benefits to Employee in the event of a Change of Control of the Company in accordance with the provisions of this Section. For purposes of this Agreement, a “Change of Control” will mean the occurrence of any one of the following actions or events:

(a) The acquisition by any single individual, entity or group, through an equity financing while the Company is a privately held company or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 30% or more of either (A) the outstanding common stock of the Company or (B) the outstanding voting securities of the Company; provided, however, that the following acquisitions will not constitute a Change of Control: (x) any acquisition of securities by the Company, (y) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a business combination, if, following such business combination, the conditions described in clauses (A), (B) and (C) of subsection (c)(ii) of this Section 11.1 are satisfied; or

(b) A “Board Change,” which, for purposes of this Agreement, will have occurred if a majority of the seats on the Board of Directors are occupied by individuals who were not nominated by a majority of the Incumbent Directors (“Incumbent Director” means a member of the Board of Directors who has been nominated by a majority of the directors of the Company then in office, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

(c) Approval by the shareholders of the Company of a Business Combination (“Business Combination” means (i) a reorganization, exchange of securities, merger, consolidation or other business combination involving the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company) unless after giving effect to such Business Combination and any equity financing completed or contemplated in connection with or as a result of such Business Combination, (A) more than 66-2/3% of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company and outstanding voting securities of the Company immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the outstanding common stock of the Company and outstanding voting securities of the Company, as the case may be, (B) no person or entity (excluding the Company and any employee benefit plan (or related trust) of the Company or its affiliates) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or action of the Board of Directors providing for such Business Combination.

11.2 Termination. In the event that a Change of Control occurs during the term of this Agreement, and Employee’s employment is terminated for any reason prior to the expiration of one (1) year following the date of the Change of Control, whether by the Company or its successor or by Employee, Employee will, notwithstanding any provision of this Agreement to the contrary, be entitled to receive the payments and benefits described in Section 8.

12. Benefits Continuation

The Company will, or will reimburse Employee his cost to, maintain in full force and effect for five (5) years following the date of any termination of Employee’s employment all employee health and welfare benefit plans, programs and policies, including any life and health insurance plans in which Employee was entitled to participate immediately prior to termination. Coverage under any of the Company plans, programs and policies will be discontinued during such five (5)-year period to the extent Employee is covered by a substantially similar plan, program or policy by another employer.

13. No Mitigation

Employee will not be required to mitigate the amount of any payment due hereunder by seeking other employment and, except as provided in the next sentence, the payments due hereunder will not be affected by any other employment which Employee may obtain. If Employee accepts a position with another employer during the period for payment of employee health and welfare benefits under Section 12, then the Company’s obligation to pay such employee benefits will cease as of the date of Employee’s new employment; provided, however, that the Company will continue such benefits for the full period to the extent that they exceed the comparable benefits from such other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.

14. Indemnification

The Company will defend, indemnify and hold harmless Employee from any and all liabilities, obligations, claims or expenses that arise in connection with or as a result of Employee’s service as an officer or employee (or director if Employee is elected and serves as a director) of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law. The Company will ensure that Employee remains covered by the Company’s policies of directors’ and officers’ liability insurance for six (6) years following the date of termination.

15. Payments and Disputes

The amounts specified in this Agreement, other than any payments that Employee has elected to receive in the form of a monthly annuity or has elected to defer under a deferred compensation plan, will be paid by the Company no more than forty-five (45) days after the date of termination. In the event that any payments due hereunder will be delayed for any reason for more than five (5) business days from the date due, the amounts due will bear interest at the rate of twelve percent (12%) per annum until paid. Any dispute between the Parties hereto with respect to any of the matters set forth herein will be submitted to binding arbitration in Bellevue, Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within thirty (30) days following delivery of such notice, the arbitrator will be selected by a Judge of the Superior Court of the State of Washington for King County upon three (3) days’ notice. Discovery will be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure, but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator will determine the extent of discovery allowable in connection with the dispute in question. The arbitrator will have the authority only to interpret and apply the applicable provisions of this Agreement, will not add to, subtract from, reform, or modify any of the provisions of this Agreement, and will not have the authority to grant any award that is not consistent with the terms and provisions of this Agreement. Except as otherwise provided herein, the arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator will be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator will hold a hearing, at which the Parties may present evidence and argument, within thirty (30) days of his or her appointment, and will issue an award within fifteen (15) days of the close of the hearing. The Company will, regardless of the outcome, pay all reasonable fees and expenses, including reasonable attorneys’ fees and the cost of any arbitrator, incurred by Employee in contesting or disputing any termination for Cause or in seeking to obtain or enforce any right or benefit provided by this Agreement. The arbitration of any disputed matter will be subject to the statutes of limitations of the state of Washington as would have been applicable had such disputed matter been litigated in a court of law.

16. Beneficiary

If Employee dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts will be paid to his surviving spouse unless Employee has designated another beneficiary in writing or, if there is no surviving spouse or other designated beneficiary, to his estate. Such payments will be made in a lump sum to the extent so payable and otherwise in accordance with the terms of this Agreement.

17. Notices

All notices, requests, consents and other communications hereunder to either Party will be deemed to be sufficient if contained in a written instrument delivered in person, including delivery by recognized express courier, fees prepaid, or sent by electronic mail (“email”) in each case addressed as set forth below, or to such other address as may hereinafter be designated in writing by the recipient to the sender pursuant to this Section 17. Notices hereunder may not be sent by facsimile or mail. All such notices, requests, consents and other communications will be deemed to have been received in the case of personal delivery, including delivery by express courier, on the date of such delivery, or in the case of email transmission, upon transmission without notification of failure of transmission.

If to Employee, to:

Chris Rivera

14707 SE 172nd Place

Renton, WA 98058

Email: crivera@emulatetx.com

If to Company:

EMulate Therapeutics, Inc.
13810 SE Eastgate Way
Suite 560
Bellevue, WA 98005
Attention: General Counsel

Email: spope@emulatetx.com

18. Amendment; Waiver

This Agreement will not be amended or modified, nor will any provision hereof be waived, except by written instrument executed by the Company and Employee. A waiver of any provision of this Agreement will not operate or be construed as a waiver of any other provision, and a waiver of any default in any provision will not operate or be construed as a waiver of any later default thereof.

19. Effect of This Agreement; Forgiveness

This Agreement amends and restates the Prior Agreement in its entirety as of the Effective Date. Without limiting the foregoing, Employee hereby forever forgives in their entirety any and all monetary amounts incurred as a debt or liability of the Company to the Employee prior to the Effective Date. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

20. Governing Law

This Agreement will be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

21. Validity

In case any term of this Agreement will be invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

22. Successors and Assigns

The Company may not assign its rights and obligations under this Agreement without the prior written consent of Employee except to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing. Employee may not assign all or any part of this Agreement or delegate any of his duties as an employee of the Company, to any third party without the prior written approval of the Company. This Agreement will be binding upon and inure to the benefit of Employee, his estate and surviving spouse or other beneficiary, and of the Company and the successors and permitted assigns of the Company.

23. Survival of Employee’s Rights

All of Employee’s rights hereunder, including his rights to compensation and benefits, will survive the expiration of the Employment Period, any termination of Employee’s employment and the termination of this Agreement.

24. Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original, and all of which, when so executed, will constitute one and the same instrument.

25. Entire Agreement

This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement hereafter signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EMulate Therapeutics, Inc.

By	/s/ Steven E. Pope
Steven E. Pope
Sr. Vice President, General Counsel
and Secretary

EMPLOYEE

/s/ Chris E. Rivera
Chris E. Rivera

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